SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Lyft, Inc.

(Name of Issuer)

Class A Common Stock

(Title of Class of Securities)

55087P104

(CUSIP Number)

December 31, 2020

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐     Rule 13d-1(b)

☐     Rule 13d-1(c)

☒     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 17 Pages

Exhibit Index Contained on Page 16

CUSIP NO. 55087P104	13 G	Page 2 of 17

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Andreessen Horowitz Fund III, L.P. (“AH III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

3,028,180 shares, except that AH Equity Partners III, L.L.C. (“AH Equity III”), the general partner of AH III, may be deemed to have sole power to vote these shares, and Marc Andreessen (“Andreessen”) and Ben Horowitz (“Horowitz”), the managing members of AH Equity III, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
	7

SOLE DISPOSITIVE POWER

3,028,180 shares, except that AH Equity III, the general partner of AH III, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity III, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,028,180
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.0%[1]
12	TYPE OF REPORTING PERSON	PN

1 Based on 308,720,401 shares of the Issuer’s Class A Common Stock outstanding as of November 9, 2020, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 12, 2020.

CUSIP NO. 55087P104	13 G	Page 3 of 17

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Andreessen Horowitz Fund III-A, L.P. (“AH III-A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

24,620 shares, except that AH Equity III, the general partner of AH III-A, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity III, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
	7

SOLE DISPOSITIVE POWER

24,620 shares, except that AH Equity III, the general partner of AH III-A, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity III, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	24,620
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0%[1]
12	TYPE OF REPORTING PERSON	PN

1 Based on 308,720,401 shares of the Issuer’s Class A Common Stock outstanding as of November 9, 2020, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 12, 2020.

CUSIP NO. 55087P104	13 G	Page 4 of 17

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Andreessen Horowitz Fund III-B, L.P. (“AH III-B”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

35,176 shares, except that AH Equity III, the general partner of AH III-B, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity III, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
	7

SOLE DISPOSITIVE POWER

35,176 shares, except that AH Equity III, the general partner of AH III-B, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity III, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	35,176
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0%[1]
12	TYPE OF REPORTING PERSON	PN

1 Based on 308,720,401 shares of the Issuer’s Class A Common Stock outstanding as of November 9, 2020, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 12, 2020.

CUSIP NO. 55087P104	13 G	Page 5 of 17

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Andreessen Horowitz Fund III-Q, L.P. (“AH III-Q”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

234,031 shares, except that AH Equity III, the general partner of AH III-Q, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity III, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
	7

SOLE DISPOSITIVE POWER

234,031 shares, except that AH Equity III, the general partner of AH III-Q, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity III, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	234,031
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.1%[1]
12	TYPE OF REPORTING PERSON	PN

1 Based on 308,720,401 shares of the Issuer’s Class A Common Stock outstanding as of November 9, 2020, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 12, 2020.

CUSIP NO. 55087P104	13 G	Page 6 of 17

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Equity Partners III, L.L.C. (“AH Equity III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,322,007 shares, of which 3,028,180 are directly owned by AH III, 24,620 are directly owned by AH III-A, 35,176 are directly owned by AH III-B and 234,031 are directly owned by AH III-Q. AH Equity III, the general partner of AH III, AH III-A, AH III-B and AH III-Q, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity III, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
3,322,007 shares, of which 3,028,180 are directly owned by AH III, 24,620 are directly owned by AH III-A, 35,176 are directly owned by AH III-B and 234,031 are directly owned by AH III-Q. AH Equity III, the general partner of AH III, AH III-A, AH III-B and AH III-Q, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity III, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,322,007
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.1%[1]
12	TYPE OF REPORTING PERSON	OO

1 Based on 308,720,401 shares of the Issuer’s Class A Common Stock outstanding as of November 9, 2020, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 12, 2020.

CUSIP NO. 55087P104	13 G	Page 7 of 17

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Parallel Fund III, L.P. (“AH Parallel III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
4,512,575 shares, except that AH Equity Partners III (Parallel) L.L.C. (“AH Equity Parallel III”), the general partner of AH Parallel III, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel III, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
4,512,575 shares, except that AH Equity Parallel III, the general partner of AH Parallel III, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel III, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	4,512,575
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.5%[1]
12	TYPE OF REPORTING PERSON	PN

1 Based on 308,720,401 shares of the Issuer’s Class A Common Stock outstanding as of November 9, 2020, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 12, 2020.

CUSIP NO. 55087P104	13 G	Page 8 of 17

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Parallel Fund III-A, L.P. (“AH Parallel III-A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
36,694 shares, except that AH Equity Parallel III, the general partner of AH Parallel III-A, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel III, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
36,694 shares, except that AH Equity Parallel III, the general partner of AH Parallel III-A, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel III, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	36,694
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0%[1]
12	TYPE OF REPORTING PERSON	PN

1 Based on 308,720,401 shares of the Issuer’s Class A Common Stock outstanding as of November 9, 2020, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 12, 2020.

CUSIP NO. 55087P104	13 G	Page 9 of 17

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Parallel Fund III-B, L.P. (“AH Parallel III-B”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
52,428 shares, except that AH Equity Parallel III, the general partner of AH Parallel III-B, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel III, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
52,428 shares, except that AH Equity Parallel III, the general partner of AH Parallel III-B, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel III, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	52,428
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0%[1]
12	TYPE OF REPORTING PERSON	PN

1 Based on 308,720,401 shares of the Issuer’s Class A Common Stock outstanding as of November 9, 2020, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 12, 2020.

CUSIP NO. 55087P104	13 G	Page 10 of 17

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Parallel Fund III-Q, L.P. (“AH Parallel III-Q”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
348,809 shares, except that AH Equity Parallel III, the general partner of AH Parallel III-Q, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel III, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
348,809 shares, except that AH Equity Parallel III, the general partner of AH Parallel III-Q, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel III, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	348,809
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.1%[1]
12	TYPE OF REPORTING PERSON	PN

1 Based on 308,720,401 shares of the Issuer’s Class A Common Stock outstanding as of November 9, 2020, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 12, 2020.

CUSIP NO. 55087P104	13 G	Page 11 of 17

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Equity Partners III (Parallel), L.L.C. (“AH Equity Parallel III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
4,950,506 shares, of which 4,512,575 are directly owned by AH Parallel III, 36,694 are directly owned by AH Parallel III-A, 52,428 are directly owned by AH Parallel III-B and 348,809 are directly owned by AH Parallel III-Q. AH Equity Parallel III, the general partner of AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel III, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER

4,950,506 shares, of which 4,512,575 are directly owned by AH Parallel III, 36,694 are directly owned by AH Parallel III-A, 52,428 are directly owned by AH Parallel III-B and 348,809 are directly owned by AH Parallel III-Q. AH Equity Parallel III, the general partner of AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel III, may be deemed to have shared power to dispose of these shares.

8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	4,950,506
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.6%[1]
12	TYPE OF REPORTING PERSON	OO

1 Based on 308,720,401 shares of the Issuer’s Class A Common Stock outstanding as of November 9, 2020, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 12, 2020.

CUSIP NO. 55087P104	13 G	Page 12 of 17

1	NAME OF REPORTING PERSONS	Marc Andreessen (“Andreessen”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares.
	6

SHARED VOTING POWER
8,272,513 shares, of which 3,028,180 are directly owned by AH III, 24,620 are directly owned by AH III-A, 35,176 are directly owned by AH III-B, 234,031 are directly owned by AH III-Q, 4,512,575 are directly owned by AH Parallel III, 36,694 are directly owned by AH Parallel III-A, 52,428 are directly owned by AH Parallel III-B and 348,809 are directly owned by AH Parallel III-Q. Andreessen is a managing member of AH Equity III, the general partner of AH III, AH III-A, AH III-B and AH III-Q, and a managing member of AH Equity Parallel III, the general partner of AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q, and may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 shares.
	8

SHARED DISPOSITIVE POWER
8,272,513 shares, of which 3,028,180 are directly owned by AH III, 24,620 are directly owned by AH III-A, 35,176 are directly owned by AH III-B, 234,031 are directly owned by AH III-Q, 4,512,575 are directly owned by AH Parallel III, 36,694 are directly owned by AH Parallel III-A, 52,428 are directly owned by AH Parallel III-B and 348,809 are directly owned by AH Parallel III-Q. Andreessen is a managing member of AH Equity III, the general partner of AH III, AH III-A, AH III-B and AH III-Q, and a managing member of AH Equity Parallel III, the general partner of AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	8,272,513
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	2.7%[1]
12	TYPE OF REPORTING PERSON	IN

1 Based on 308,720,401 shares of the Issuer’s Class A Common Stock outstanding as of November 9, 2020, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 12, 2020.

CUSIP NO. 55087P104	13 G	Page 13 of 17

1	NAME OF REPORTING PERSONS	Ben Horowitz (“Horowitz”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 74,210 shares[1]
6	SHARED VOTING POWER
		8,272,513 shares, of which 3,028,180 are directly owned by AH III, 24,620 are directly owned by AH III-A, 35,176 are directly owned by AH III-B, 234,031 are directly owned by AH III-Q, 4,512,575 are directly owned by AH Parallel III, 36,694 are directly owned by AH Parallel III-A, 52,428 are directly owned by AH Parallel III-B and 348,809 are directly owned by AH Parallel III-Q. Horowitz is a managing member of AH Equity III, the general partner of AH III, AH III-A, AH III-B and AH III-Q, and a managing member of AH Equity Parallel III, the general partner of AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q, and may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER 74,210 shares[1]
8	SHARED DISPOSITIVE POWER
		8,272,513 shares, of which 3,028,180 are directly owned by AH III, 24,620 are directly owned by AH III-A, 35,176 are directly owned by AH III-B, 234,031 are directly owned by AH III-Q, 4,512,575 are directly owned by AH Parallel III, 36,694 are directly owned by AH Parallel III-A, 52,428 are directly owned by AH Parallel III-B and 348,809 are directly owned by AH Parallel III-Q. Horowitz is a managing member of AH Equity III, the general partner of AH III, AH III-A, AH III-B and AH III-Q, and a managing member of AH Equity Parallel III, the general partner of AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	8,346,723
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	2.7%[2]
12	TYPE OF REPORTING PERSON	IN

1 Shares held by a family trust for which the Reporting Person is a trustee.

2 Based on 308,720,401 shares of the Issuer’s Class A Common Stock outstanding as of November 9, 2020, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 12, 2020.

CUSIP NO. 55087P104	13 G	Page 14 of 17

This Amendment No. 1 amends the Schedule 13G previously filed by Andreessen Horowitz Fund III, L.P., a Delaware limited partnership, Andreessen Horowitz Fund III-A, L.P., a Delaware limited partnership, Andreessen Horowitz Fund III-B, L.P., a Delaware limited partnership, Andreessen Horowitz Fund III-Q, L.P., a Delaware limited partnership, AH Equity Partners III, L.L.C., a Delaware limited liability company, AH Parallel Fund III, L.P., a Delaware limited partnership, AH Parallel Fund III-A, L.P., a Delaware limited partnership, AH Parallel Fund III-B, L.P., a Delaware limited partnership, AH Parallel Fund III-Q, L.P., a Delaware limited partnership, AH Equity Partners III (Parallel), L.L.C., a Delaware limited liability company, Marc Andreessen and Ben Horowitz. The foregoing entities and individuals are collectively referred to as the “Reporting Persons.” Only those items as to which there has been a change are included in this Amendment No. 1.

ITEM 4.	OWNERSHIP

The following information with respect to the beneficial ownership of the Class A Common Stock of the Issuer by the Reporting Persons is provided as of December 31, 2020.

(a)	Amount beneficially owned:

See Row 9 of cover page for each Reporting Person.

(b)	Percent of Class:

See Row 11 of cover page for each Reporting Person.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

See Row 5 of cover page for each Reporting Person.

(ii)	Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of:

See Row 8 of cover page for each Reporting Person.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the follow: ☒ Yes

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Please see Item 5.

CUSIP NO. 55087P104	13 G	Page 15 of 17

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 16, 2021
Andreessen Horowitz Fund III, L.P.
Andreessen Horowitz Fund III-A, L.P.
Andreessen Horowitz Fund III-B, L.P.
Andreessen Horowitz Fund III-Q, L.P.

By: AH Equity Partners III, L.L.C.
Its: General Partner

	By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Equity Partners III, L.L.C.

	By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Parallel Fund III, L.P.
AH Parallel Fund III-A, L.P.
AH Parallel Fund III-B, L.P.
AH Parallel Fund III-Q, L.P.

By: AH Equity Partners III (Parallel), L.L.C.
Its: General Partner

	By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Equity Partners III (Parallel), L.L.C.

	By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

Marc Andreessen

/s/ Scott Kupor
Scott Kupor, Chief Operating Officer
Attorney-in-fact for Marc Andreessen*

Ben Horowitz

/s/ Scott Kupor
Scott Kupor, Chief Operating Officer
Attorney-in-fact for Ben Horowitz*

*The Power of Attorney set forth in Exhibit 24.1 to the Initial Statement of Beneficial Ownership of Securities on Form 3, as amended, filed by such Reporting Person with the Securities and Exchange Commission on April 25, 2019 is incorporated herein by reference.

CUSIP NO. 55087P104	13 G	Page 16 of 17

EXHIBIT INDEX

Found on Sequentially
Exhibit	Numbered Page

Exhibit A: Agreement of Joint Filing	17

CUSIP NO. 55087P104	13 G	Page 17 of 17

exhibit A

Agreement of Joint Filing

The Reporting Persons agree that a single Schedule 13G (or any amendment thereto) relating to the Class A Common Stock of Lyft, Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing is already on file with the appropriate agencies.